Exhibit 10.4
SEPARATION AGREEMENT AND RELEASE OF CLAIMS
    This Separation Agreement and Release of Claims (“Agreement”) is made by and between H. Charles Maddy, III (“Executive”), an individual, Burke & Herbert Bank & Trust Company (the “Bank”), the wholly-owned Virginia chartered commercial bank subsidiary of Burke & Herbert Financial Services Corp. (the “Company”), an entity doing business in the Commonwealth of Virginia, and the Company. Executive, Bank and Company may be referred to herein individually as a “Party” and collectively as the “Parties.”
WHEREAS, Executive is employed as President of the Bank and the Company, pursuant to the terms of that certain Employment Agreement dated as of August 24, 2023, by and between the Bank and Executive (the “Employment Agreement”); and
WHEREAS, the Parties have discussed the terms of Executive’s retirement as President of the Bank and Company, effective as of June 30, 2026 (the “Separation Date”), and in recognition of Executive’s years of service, the Bank desires to provide Executive with certain separation benefits; and
WHEREAS, Executive acknowledges that Executive has had at least twenty-one (21) days to review this Agreement and that, if Executive desires to receive the Separation Benefits in Section 2 of this Agreement, Executive must execute this Agreement no later than July 31, 2026;
    NOW THEREFORE, in consideration of the mutual promises and releases contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:
1.    Final Payments. Regardless of whether Executive signs this Agreement, Executive shall receive the following:
a.Final Pay. The Bank agrees to pay Executive’s Base Salary (as such term is defined in the Employment Agreement) through the Separation Date, less applicable taxes and other required withholding, in accordance with regular payroll procedures.
b.PTO. The Bank shall pay out to Executive any unused paid time off (“PTO”) that has accrued through the Separation Date.
c.Group Health Plan.  Provided eligibility requirements are met, Executive and currently enrolled dependents shall be eligible to continue participation in the Bank group medical, dental and vision plans pursuant to the health care continuation coverage available under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Executive shall be solely responsible for electing such coverage by properly returning the COBRA election form that Executive will receive.
d.2026 Cash Incentive Award. Executive shall remain eligible for a cash incentive award under the 2026 Incentive Plan, to be determined in the Bank’s discretion and pursuant to the terms thereof; provided, however, any such cash incentive award shall be paid to Executive no later than March 15, 2027.

e.One-Time Lump Sum Payment. The Bank shall pay Executive a one-time lump sum payment of $440,250, on January 1, 2027.
f.Executive Salary Continuation Agreement and Supplemental Executive Retirement Plan. Executive shall be entitled to the benefits set forth under the Summit Community Bank Executive Salary Continuation Agreement, made and entered into as of January 1, 2008, and the Summit Community Bank Supplemental Executive Retirement Plan, made and entered into as of July 1, 2021, and as amended on November 7, 2025, both of which were assumed by the Bank through merger.
g.Equity Compensation. The Executive shall be entitled to exercise for a period of ninety (90) days from the Separation Date any outstanding vested and exercisable stock appreciation rights (“SARs”) that had been granted to him under the Summit Financial Group, Inc. Amended and Restated 2014 Long-Term Incentive Plan Stock-Settled Stock Appreciations Right Agreement (the “SAR Agreement”), which was assumed by the Company through merger. Any exercise of such SARs and the terms and conditions related thereto, shall be governed by the SAR Agreement.
h.Split Dollar Life Insurance. The Bank shall maintain the funding policy or policies under the Life Insurance Endorsement Method Split Dollar Plan Agreement, executed on May 7, 1999, as amended (the “Split Dollar Agreement”), by paying all premiums required when due. The Executive and his designated beneficiaries or beneficiaries shall be entitled to the benefits under the Split Dollar Agreement in accordance with the terms and conditions set forth therein.
2.    Separation Benefits. Following the end of Employee’s employment on the Separation Date, in consideration of Employee’s execution without revocation of this Agreement, including the release set forth herein, and compliance with Employee’s obligations in this Agreement, the Bank shall provide Employee the following (“Separation Benefits”):
a.Separation Pay. A lump sum separation payment in the amount of $558,334.40 equal to ten (10) months of Executive’s annual Base Pay, less applicable taxes and withholdings, payable within sixty (60) days of Executive’s Separation Date. In the event Executive dies prior to payment, the Bank agrees to pay this amount to Executive’s spouse, or if she is deceased, to Executive’s estate.
b.Automobile Benefit. Within sixty (60) days of Executive’s Separation Date, the transfer of ownership of the vehicle that Executive has had use of pursuant to the terms of his Employment Agreement, valued at $58,400. In the event Executive dies prior to the transfer of ownership, the Bank agrees to transfer ownership of the vehicle to Executive’s spouse, or if she is deceased, to Executive’s estate.
c.Payment of COBRA Premiums. Provided Executive is eligible (and remains eligible) for COBRA coverage and timely elects COBRA coverage, the Bank will pay the entire cost of COBRA coverage for Executive and Executive’s currently enrolled dependents through April 30, 2027. Following such date, Executive will be solely responsible for the full cost of any such COBRA coverage through any remaining COBRA coverage period.

d.Vesting of PRSUs. Executive has 6,673.32 outstanding and unvested performance-based restricted stock units (“PRSUs”) (as such term is defined in the 2024-2025 Merger Incentive Plan, referred to herein as the “MIP”), pursuant to those certain award agreements granted under the MIP dated May 6, 2024, and January 23, 2025. Notwithstanding anything to the contrary in said award agreements or the MIP, all such unvested PRSUs will vest upon the Separation Date. One share of Company common stock will be delivered with respect to each vested PRSU, subject to applicable withholding, by no later than March 15, 2027.
Except as set forth in this Agreement or as required by federal or state law and/or under the terms of any of the Bank’s tax-qualified plans, this Agreement sets forth the full extent of severance and benefits to which Executive is or may be entitled as a result of the separation of Executive’s employment, and Executive shall not be entitled to any additional compensation relating to Executive’s employment, retirement, or separation from employment.
3.    Additional Acknowledgements and Agreements. In further consideration of the Separation Benefits provided above, Executive represents and warrants to each of the following:
a.    Resignation as President. Executive shall be deemed to have terminated Executive’s position as President of the Bank and Company, effective on the Separation Date.
b.    Return of Equipment and Documents. Executive certifies by execution of this Agreement that, on or before the Separation Date, Executive has returned to the Bank any and all equipment and documents (whether in hard copy or electronic form) belonging to the Bank or the Company as required by the Non-Disclosure and Restrictive Covenant Agreement, except that Executive may retain documents pertaining exclusively to Executive’s employment such as payroll stubs, benefits information, etc.
c.    Business Expense Reimbursement. Executive agrees that, within fifteen (15) days of Separation Date, Executive will submit Executive’s final documented expense reimbursement statement reflecting all business expenses Employee incurred through the Separation Date, if any, for which Executive seeks reimbursement. The Bank will reimburse Executive for these expenses pursuant to its regular business practice. Any reimbursements that constitute deferred compensation within the meaning of Section 409A shall be made or provided in accordance with the requirements of Section 409A, including that (i) in no event shall any fees, expenses or other amounts eligible to be reimbursed under this Agreement be paid later than the last day of the calendar year next following the calendar year in which the applicable expenses were incurred; and (ii) the amount of expenses eligible for reimbursement that the Bank is obligated to pay or provide, in any given calendar year shall not affect the expenses the Bank is obligated to reimburse in any other calendar year.
d.    Cooperation Clause.  Executive agrees that Executive will cooperate with the Bank and Company in their investigation, defense, or prosecution of any potential or actual claim or lawsuit by or against any Releasee (as defined in Section 4 below). As used herein, the term “cooperate” means being available from time to time for meetings with counsel, not communicating with non-governmental parties known to be adverse to the Bank or Company, except by way of deposition or trial testimony, being available for deposition and trial testimony upon instruction of counsel for the Bank or Company, and executing those documents and truthful affidavits requested from time to time by counsel to the Bank or Company; provided, however, that nothing herein shall preclude Executive from responding to or participating in any inquiry by any government agency. The Bank agrees that, if Executive’s assistance is requested by the Bank or Company following the Separation Date, the Bank will reimburse Executive for any lost wages or leave, as well as any reasonable expenses Executive incurs in assisting the Bank in any such matter.
e.    Other Representations. Executive represents and warrants: (i) Executive has accurately recorded and been properly paid for all time worked on behalf of the Bank or Company; (ii) Executive has received all salary, wages, commissions, bonuses, and other compensation due to the Executive, other than the amounts set forth in this Agreement; and (iii) Executive has not engaged in and is not aware of any unlawful conduct relating to the business of the Bank or Company.
4.    Release. Executive, on Executive’s own part and on behalf of Executive’s descendants, dependents, heirs, executors, administrators, assigns, and successors, hereby covenants not to sue and fully releases, acquits, and discharges the Bank and Company, and their respective parent(s), subsidiaries, affiliates, owners, directors, officers, agents, employees, shareholders, representatives, assigns, insurers, and successors (collectively referred to as the “Releasees”) with respect to and from any and all claims, agreements, contracts, actions, suits, causes of action, attorneys' fees, damages, and liabilities of whatever kind or nature, in law, equity or otherwise, whether known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which Executive has owned or held against the Releasees at any time up to the date of this Agreement, including, without limitation, those arising out of or in any way connected with Executive’s employment relationship, retirement, or separation of employment.
Waiver of Claims under the Age Discrimination in Employment Act. Executive recognizes that, in signing this Release of Claims, Executive is waiving Executive’s right to pursue any and all claims under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. (“ADEA”) arising prior to the date that Employee executes this Release. Executive understands that Executive may take twenty-one (21) days from the date this Release is presented to Executive to consider whether to execute this Release. Executive is advised that Executive may wish to consult with an attorney prior to execution of this Release. Once Executive has executed this Release, Executive may revoke the Release at any time during the seven (7) day period following Executive’s execution of the Release. After seven (7) days have passed following Executive’s execution of this Release, Executive’s execution of this Release shall be final and irrevocable. Executive acknowledges that, although Executive has been given at least twenty-one (21) days to execute this Agreement, Executive may only execute this Agreement during the time period between the Separation Date and July 31, 2026.

Nothing in this Agreement shall be construed as prohibiting Executive from participating in any investigation or proceeding conducted by the EEOC or by a comparable state or local human rights agency, and any other agency where the right to make a complaint cannot be waived. Notwithstanding the foregoing, by signing this Agreement, Executive is agreeing to waive Executive’s right to recover monetary damages associated with any charge, complaint, or lawsuit filed with any such agency, unless the right to receive such damages cannot be waived by applicable law.
5.        Non-Disclosure and Restrictive Covenants. Executive acknowledges, covenants and agrees that the provisions and restrictive covenants set forth in Exhibit A attached and incorporated as part of the Employment Agreement (the “Non-Disclosure and Restrictive Covenant Agreement”) remain in full force and effect and are incorporated by reference into this Agreement; provided, further, if Executive breaches any provisions of Sections 1, 4, 5 or 6 of the Non-Disclosure and Restrictive Covenant Agreement, Executive shall not be entitled to any payments or benefits under Section 2 of this Agreement and any payments or benefits already made must be repaid immediately upon demand.
6.        Section 409A Compliance. The intent of the Parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. For purposes of Section 409A, any installment payment provided under this Agreement shall be treated as a separate payment. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” In the event Executive executes a Release Agreement (and the expiration of any revocation rights provided therein) which could become effective in one (1) of two (2) taxable years of Executive depending on when Executive executes and delivers the waiver and release, the waiver and release will be deemed executed in the later of such tax years. The Bank makes no representation that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Bank or Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of noncompliance with Section 409A.
7.    Entire Agreement. This Agreement constitutes and contains the entire agreement and understanding concerning Executive’s employment and separation of employment, and the other subject matter addressed herein between the Parties, and supersedes and replaces all prior negotiations and all prior agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof, except that Executive shall continue to be obligated to comply with the terms of the Non-Disclosure and Restrictive Covenant Agreement. Executive acknowledges and agrees that the Separation Benefits provided in

Section 2 of this Agreement constitute sufficient consideration for Executive’s obligations hereunder and that Executive shall be bound by such obligations. This Agreement may not be amended or modified except by an agreement in writing signed by all Parties. The drafting of this Agreement shall be deemed a mutual endeavor by all Parties and shall not be construed against any single Party as the drafter.
8.    Governing Law. This Agreement shall be governed by and subject to the laws and exclusive jurisdiction of the courts of the Commonwealth of Virginia located in the City of Alexandria.
9.    Severability. In the event that one or more of the provisions of this Agreement shall for any reason be held to be illegal or unenforceable, this Agreement shall be revised only to the extent necessary to make such provision(s) legal and enforceable.
10.    Enforcement; Attorneys’ Fees. Should any Party be required to bring a legal action to enforce the terms of this Agreement, including the terms of the release, the prevailing Party in such action shall be entitled to receive its attorneys’ fees and costs incurred in bringing or defending such action.
    The Parties acknowledge that they have read the foregoing Agreement, understand its contents, and accept and agree to the provisions it contains and hereby execute it voluntarily and knowingly and with full understanding of its consequences.

    PLEASE READ CAREFULLY. THIS AGREEMENT
    INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

/s/ H. Charles Maddy, III	Burke & Herbert Bank & Trust Company
H. Charles Maddy, III	By: Danyl R. Freeman
Date: 7/6/2026	Date: 7/6/2026
Title: EVP, Chief Human Resources Officer

Burke & Herbert Financial Services Corp.
By: Danyl R. Freeman
Date: 7/6/2026
Title: EVP, Chief Human Resources Officer